LICENSE AGREEMENT

This LICENSE AGREEMENT ("Agreement") is dated as of November 19, 1998 ("Effective Date"), between GolfGear International, Inc., a Nevada corporation, 5481A Commercial Drive, Huntington Beach, CA 92649 ("Licensor"), and Wilson Sporting Goods Co., 8700 W. Bryn Mawr, Chicago, Illinois 60631 ("Licensee");

                             RECITALS

WHEREAS, Licensor owns certain patent rights relating to golf club technology;

WHEREAS, Licensor has agreed to grant a license to Licensee, to use such technology covered by Licensor's patent rights under the terms and conditions set forth in this Agreement.

THEREFORE, the Licensor and the Licensee agree as follows:

1.  Definitions

1.1 "Affiliate" shall mean any person or entity in which a party or a direct or indirect parent of a party owns, directly or indirectly, stock or other indicia of ownership representing at least 50% of the voting control over such person or entity.

1.2 "Licensed Patent Rights" shall mean the United States and foreign patents and patent applications of the Licensor listed in attached Schedule 1, which is incorporated as an integral part of this Agreement, and any continuations, continuities-in-part, divisions, reissues, re-examination, extensions, additions, and foreign or other counterparts thereof

1.3 "Licensed Product" shall mean a golf club, component of a golf club, or golf club or component made by a method coming within a claim of any patent or patent application which issues into a patent under the Licensed Patent Rights.

1.4 "Net Selling Price" shall mean Licensee's invoiced price of all Licensed Products to a customer who is not an Affiliate, minus any returns.

2.  License Grant

2.1 Licensor hereby grants to Licensee a non-exclusive, worldwide license, with no right to grant sublicenses, to make, have made, use, sell, offer to sell and otherwise dispose of Licensed Products utilizing the Licensed Patent Rights. Such license of Licensed Patent Rights shall be subject to the royalties provided in Section 3. Wilson agrees to limit sales of its currently designed Pro Staff insert irons to 1,200 sets, in jurisdictions where Licensor has a patent within the Licensed Patent Rights.

2.2 Licensor warrants that it is the exclusive owner of the Licensed Patent Rights, which are not encumbered in any way, and that it has the full power to enter into this Agreement and make the grants set forth above.

2.3 Licensor makes no warranties or representations that any Licensed Products do not infringe any patents of third parties.

3.  Compensation

3.1 Advance Payment. Licensee shall make an advance payment to Licensor upon the signing of this Agreement by both parties as specified in attached Schedule 2. This payment shall not be credited against any amounts payable as royalties under paragraph
3.2 or paragraph 3.3.

3.2 Royalties. Licensee shall pay Licensor a royalty as specified in attached Schedule 2, for each golf club or golf club component made, used, sold or offered by Licensee or on its behalf in a geographical area where such activity would constitute an infringement of a Licensed Patent Right in that area.

3.3 Minimum Royalties. In any year during which any Licensed Patent Rights remain in effect and Licensee makes, uses, sells or offers to sell any Licensed Products in a geographical area in which such activity constitutes an infringement of a Licensed Patent Right in that area, Licensee shall make a minimum annual royalty payment to Licensor as specified in attached Schedule 2 (which minimum amount shall be pro rated for any partial year during which the minimum applies).

3.4  Royalties Not Refundable.  Any Payments or royalties paid by
Licensee under this Agreement shall not be refundable for any reason.

3.5 Termination of Royalties. The obligation to pay royalties for Licensed Products payable under this Agreement shall be terminated for a patent in the event that the United States Patent and Trademark Office or a court of competent jurisdiction holds that a patent under the Licensed Patent Rights is invalid and/or unenforceable, in a decision from which no further rights of appeal are available, and when such event occurs no father royalties shall be due under that patent.

3.6 Royalty Payments. Licensee shall pay the royalties required hereunder within thirty (30) days following each calendar quarter after the Effective Date of this Agreement, except for minimum royalties which shall be paid at the end of each calendar year.

3.7 Reports. On or before each royalty payment date, Licensee shall render to Licensor a written statement setting forth the quantity of Licensed Products sold during the previous royalty period, together with a statement of the amount of royalties due for such products. During any period that royalties are payable hereunder, Licensee shall keep written records respecting such products so the royalties payable hereunder may be accurately established and determined, and Licensee shall permit such records to be inspected no more than once during any calendar year by a Certified Public Accountant appointed by the Licensor at any reasonable time during regular business hours, upon written notice to Licensee at least five (5) working days in advance of the inspection, to verify compliance with this Agreement. If an underpayment of royalties is verified of more than 5% of the amount due for any year, Licensee shall pay the cost of the inspection.

3.8 Future Products of Licensee. For future products of Licensee that (a) employ an insert as disclosed by the Licensed Patent Rights or (b) employ a forged face with a cast body, if Licensee believes such a product is not a Licensed Product because it does not come within a claim of any patent or patent application under the Licensed Patent Rights, Licensee shall identify such product and provide a detailed explanation of the basis of its belief. A failure to comply with this section shall constitute a breach of this Agreement.

4.  Term and Termination

4.1 The terms, conditions and obligations of this Agreement become effective as of the Effective Date of this Agreement.

4.2. This Agreement shall remain in effect for five years from and after the Effective Date with Licensee's option to renew for an additional five years.

4.3. This Agreement may be terminated by Licensor prior to its expiration, by prior written notice to the Licensee, for failure to comply with any obligation hereunder; provided, however, that the Licensee shall have thirty (30) days from the date of delivery of such notice within which to remedy such breach.

5.  Consequence of Termination

5.1 Termination of the Agreement for any reason shall not relieve Licensee of its obligation to pay royalties accrued, due or payable up to the date of such termination.

6.  Miscellaneous

6.1 Governing Law. This License Agreement shall be governed and construed in accordance with the laws of the State of California.

6.2 Assignment. All rights of Licensor under this Agreement can be assigned without any prior notice to or consent by the Licensee. Licensee shall have no right to assign any of its rights or obligations under this Agreement without the prior written consent of the Licensor. Subject to such restrictions, this Agreement shall be binding upon and inure to the benefit of the parties, their successors and assigns.

6.3 Notices. Any notice or other communication provided for herein or given hereunder to a party hereto shall be in writing and shall be hand-delivered or mailed by first class registered or certified mail, postage prepaid, or sent by facsimile telephone transmission or telex addressed to the attention of the person specified below, in each case addressed or sent as follows:

If to Licensor:

Pacific Golf Holdings, Inc.
c/o GolfGear International, Inc.
5481A Commercial Drive
Huntington Beach, CA 92649
Attention: President
Facsimile Telephone Number: (714) 899-4284

If to Licensee:

Wilson Sporting Goods Co.
8700 W. Bryn Mawr
Chicago, Illinois 60631
Attention: Director of Technology, Golf Division
Facsimile Telephone Number:  (773) 714-6575

or to such other address or number, or the attention of such other person, with respect to either party as such party shall have communicated to the other by written notice given in accordance with this section.

6.4. Waiver and Other Action. No party, may waive any of the terms or conditions of this Agreement except by a duly signed writing referring to the specific provisions to be waived.

6.5. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall continue in full force and effect and shall in no way be affected, impaired or invalidated.

6.6. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall constitute but one instrument. Telecopy versions of signed documents shall be deemed to be original documents for purposes of this Agreement.

6.7. Entire Agreement. This Agreement constitutes the entire agreement between the parties, or any of them, with respect to the subject matter hereof and supersedes any and all prior agreements or understandings with respect thereto.

6.8. Relationship. It is expressly agreed that the parties intend by this Agreement to establish between Licensor and Licensee the relationship of independent contractors. It is further agreed that a party has no authority to create or assume in the other party's name or on behalf of the other party for any purpose whatsoever. Neither Licensor nor Licensee is the employer, employee, agent, partner or co-venturer of or with the other, each being independent.

IN WITNESS WHEREOF, the parties to this Agreement have caused this Agreement to be executed on the date first above written.

GOLFGEAR INTERNATIONAL, INC.

By: /s/ Donald Anderson
Donald Anderson, President

WILSON SPORTING GOODS CO.

By: /s/ Frank Garrett, Jr.
Frank Garrett, Director of Research and Development

                         SCHEDULE 1

                  LICENSED PATENT RIGHTS

Jurisdiction   Title                         Number   Date of Patent

United States  Golf Club Head and
               Method of Forming Same        5,024,437    06/18/91

United States  Golf Club Head and
               Method of Forming Same        5,094,383    03/10/92

United States  Golf Club                     5,255,918    10/26/93

United States  Golf Club Head and
               Method of Forming Same        5,261,663    11/16/93

United States  Golf Club with Recessed
               Non-Metallic Outer Face Plate 5,261,664    11/16/93

United States  Golf Club Head and Method
               Of Forming Same               5,344,140    09/06/94

United States  Golf Club with recessed,
               Non-Metallic Outer Face Plate 5,417,419    05/23/95

United States  Structure and Process for
               Affixing a Golf Club Head
               Insert to a Golf Club Head
               Body                          5,720,673    02/24/98

                            SCHEDULE 2

                              PAYMENTS

Advanced Payment. The advance payment under paragraph 3.1 is:

                             $25,000.00

(contrary to paragraph 3.1, this is to be credited against advanced royalty payments)

Royalties. The royalty under paragraph 3.2 per golf club or golf club component is:

for irons:

$1.00/club for first 250,000
$.75/club for next 250,000 to 500,000
$.50/club for 500,000 up

for woods:

$1.00/club for first 500,000
$.75/club for 500,000 up

Minimum Royalties. The minimum royalty per year is: $15,000.00